ATTACHMENT TO EXHIBIT 1.1


                                LOCKUP AGREEMENT

TUSCHNER & COMPANY, INC.
One Financial Plaza
120 South Sixth Street, Suite 800
Minneapolis, Minnesota  55402

Re:      SAC Technologies, Inc.

Ladies and Gentlemen:

         The undersigned, a beneficial owner of common stock, par value $.01 per share (the "Common Stock") of SAC Technologies, Inc. (the "Company"), understands that the Company intends to file or has filed with the Securities and Exchange Commission a registration statement on Form SB-2 (the "Registration Statement") for the registration of 1,100,000 shares, (plus up to an additional 110,000 shares subject to the Underwriter's over-allotment option) (the "Shares"). The undersigned further understands that the Company, as issuer, and Tuschner & Company, Inc. (the "Underwriter") contemplates entering into an underwriting agreement in connection with the public offering of the Shares by the Underwriter.

         In order to induce the Underwriter to proceed with the public offering, the undersigned agrees, for the benefit of the Company and the Underwriter, that should such public offering be effectuated, the undersigned will not, without the prior written consent of the Underwriter, during the (1) year period commencing on the effective date of the Registration Statement:

                  (i) sell, pledge, hypothecate, transfer or otherwise dispose of, or agree to sell, pledge, hypothecate, transfer or otherwise dispose of any shares of Common Stock of the Company beneficially held by the undersigned, whether such shares are held on such effective date or thereafter acquired;

                  (ii) sell, pledge, hypothecate, transfer or other dispose of, or agree to sell, pledge, hypothecate, transfer or otherwise dispose of any options, rights or warrants to purchase shares of Common Stock of the Company beneficially held by the undersigned, whether such options, rights or warrants are held on such effective date or thereafter acquired; or

                  (iii) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any such shares of Common Stock;

other than by gifts to donees who agree in writing to be bound by the same restriction, or by will or the laws of descent.

         Notwithstanding the foregoing, the Underwriter will not consent to any transaction by the undersigned or to any waiver of this agreement without first providing at least 48 hours prior notice (to be given during normal business hours) of such consent or waiver to the trading market for the Company's Shares.

Dated:                           Very truly yours,



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